EXHIBIT 10.18

LOAN AGREEMENT

DATED AS OF JULY 25, 2000

BETWEEN

CERTAIN LENDERS

AND

HISPANIC TELEVISION NETWORK, INC.

LOAN AGREEMENT

     This Loan and Security Agreement (this "Agreement") is made and entered into as of July 25, 2000, by and between Hispanic Television Network, Inc., a Delaware corporation (the "Company"), and the lenders set forth on the Lenders Schedule (each a "Lender" and collectively, the "Lenders").

ARTICLE 1

AMOUNT AND TERMS OF CREDIT

1.1.      Secured Term Loan. Subject to the terms and conditions of this Agreement, at the Closing, (i) each Lender agrees to lend and the Company agrees to borrow an amount equal to two-thirds (2/3) of the amount set forth on the Lenders Schedule opposite such Lender's name (herein called such Lender's "Initial Loan"), and (ii) each Lender agrees to deliver to Escrow Agent an amount equal to one-third (1/3) of the amount set forth on the Lenders Schedule opposite such Lender's name (herein called such Lender's "Escrowed Funds"; the Initial Loans and all Escrowed Funds which are funded to the Company pursuant to the terms hereunder are herein called the "Loans" and individually, such Lender's "Loan"), pursuant to a promissory note in the form of Exhibit A, with appropriate insertions (herein called such Lender's "Note") to be dated as of the Closing Date (as defined herein). Additional amounts may be loaned to the Company by a Lender or new Lenders during the Commitment Period, so long as the aggregate amount of the Loans outstanding at any time does not exceed the Maximum Loan Amount. No additional amounts may be loaned to the Company hereunder after the expiration of the Commitment Period. In the event that additional amounts are loaned hereunder, the Company and Majority Lenders shall (a) amend the Lender's Schedule accordingly, (b) append an additional signature page for any new Lender, and (c) allow such new Lender to become a party to this agreement and all ancillary documents or agreements contemplated herein or hereby.

1.2      Closing and Funding of the Initial Loans and the Escrowed Funds. The funding of the Initial Loans (the "Closing") shall occur upon the satisfaction of all conditions to Closing specified in Sections 4.1 and 4.2 hereof (the "Closing Date"), and may be accomplished via the exchange of all requisite documentation by overnight mail, messenger, e-mail or telecopy, as deemed necessary and appropriate by Majority Lenders. The funding of the Escrowed Funds to the Company shall occur upon the satisfaction of the Escrow Funding Conditions.

1.3.      Documentation Expenses. The Company shall pay all reasonable fees and expenses relating to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, (a) the cost of producing and re-producing this Agreement, the Note and the Security Documents, (b) the fees and disbursements of Thompson & Knight L.L.P., counsel to Goff Moore Strategic Partners, L.P., or any of its Affiliates in connection with the Closing, not to exceed $50,000, (c) the fees and disbursements of Gould & Ratner, counsel to the other Lenders in connection with the Closing, not to exceed $20,000, (d) the Lenders' reasonable out-of-pocket expenses, and (e) all expenses (including reasonable attorneys' fees of counsel to Lenders at any time and all recording and filing fees) incurred by any Lender relating to any amendments, supplements, waivers, releases or consents pursuant to the provisions of this Agreement, the Notes or the Security Documents (including in connection with any work-out, restructuring or similar proceeding relating to the performance of the obligations of the Company hereunder or thereunder). To the extent the same are known, all such fees and expenses shall be paid by the Company on the Closing Date.

ARTICLE 2

NOTE PAYMENTS

2.1.      Interest Payments. The principal balance due and owing on the Loans shall bear interest as stated in the Notes and shall be due and payable as stated in the Notes.

2.2.      Principal Payments. Principal payments shall be due and payable as stated in the Notes.

2.3.      Voluntary Prepayment. The Company may from time to time, without premium or penalty, prepay the Loans in whole or in part, so long as all prepayments shall be made pro rata among the Lenders in accordance with the Percentage Shares at the time of prepayment. Any prepayment of the full amount of the Loans shall include all accrued interest thereon. All payments and prepayments of the Loan shall be first applied to accrued and unpaid interest on the unpaid principal balance of the Loan, and the remainder, if any, to any unpaid principal balance.

2.4      Payments to Lenders. All payments, distributions, collections or recoveries made hereunder and under the other Loan Documents shall be made pro rata among the Lenders in accordance with the Percentage Shares at the time of any such payment.

2.5.      Mandatory Prepayments.

      (a)      The Company has issued warrants with an exercise price of $2.00 per share of common stock of the Company pursuant to a private placement effective as of December 15, 1999 (the "$2.00 Warrants"). Schedule 2.5 sets forth the warrantholders of the $2.00 Warrants and the number of $2.00 Warrants held by each such warrantholder as of the date of this Agreement. If at any time on or after the date of this Agreement any warrantholder exercises any such $2.00 Warrants, the Company shall prepay to the Lenders (pro rata in accordance with Section 2.4) a portion of the principal of the Loans by an amount equal to not less than sixty seven percent (67%) of the aggregate proceeds received by the Company pursuant to such exercises of the $2.00 Warrants (such 67% of the aggregate proceeds, the "Warrant Proceeds") within three business days of the Company's receipt of such Warrant Proceeds; provided, however, that (i) the Company need not pay such Warrant Proceeds until such time as the aggregate Warrant Proceeds required to be paid pursuant to this Section 2.5, less all Warrant Proceeds previously paid to the Lenders pursuant to this Section 2.5, shall equal or exceed $500,000, (ii) if the Company is not otherwise required to pay any such Warrant Proceeds to the Lenders pursuant to the immediately preceding subsection, the Company shall provide notice to the Lenders of the amount of Warrant Proceeds it shall receive on account of the exercise of any $2.00 Warrants, and (iii) pending payment of such Warrant Proceeds to the Lenders, the Company shall not expend or commit to expend such Warrant Proceeds for any other use.

      (b)      Each prepayment of principal under this Section 2.5 shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section 2.5 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents.

ARTICLE 3

WARRANTIES AND REPRESENTATIONS

The Company represents and warrants to each Lender as follows:

3.1.      Corporate Organization and Authority.

      (a)      the Company and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

      (b)      except as set forth on Schedule 3.1(b), the Company and each Material Subsidiary has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted;

      (c)      the Company has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder;

      (d)      the Company is duly authorized to borrow funds hereunder;

      (e)      except as set forth on Schedule 3.1(e), the Company is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary; and

      (f)      the Company does not presently have any Subsidiary or own any stock in any other corporation or association except those listed in Schedule 3.1(f).

3.2.      Financial Statements. The Company has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present the Company's consolidated financial position at the respective dates thereof and the consolidated results of the Company's operations and the Company's consolidated cash flows for the respective periods thereof. Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in the quarterly Initial Financial Statements or on Schedule 3.2. All Initial Financial Statements were prepared in accordance with GAAP.

3.3.      Full Disclosure. Except to the extent set forth in Schedule 3.3 and except to the extent that any previous filings have been corrected in the Company's Form 10-KSB/A and Form 10-QSB/A filed with the Securities and Exchange Commission and NASDAQ on June 30, 2000, all filings of the Company with the Securities and Exchange Commission and the NASDAQ ("SEC Filings") have been timely made, are true and correct and are not being investigated, challenged or supplemented or amended in any way except for the currently contemplated S-1 registration of the secondary offering. The Initial Financial Statements do not, nor does any other written statement furnished by the Company to the Lenders in connection with the negotiation of the Loan and the issuance of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to each Lender in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company.

3.4.      Pending Litigation. Except as set forth in the SEC Filings or which do not involve amounts in excess of $250,000 collectively and except as disclosed on Schedule 3.4: (a) there are no proceedings or governmental investigations pending or, to the best knowledge of the Company, threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such court, governmental authority, arbitration board or tribunal against the Company or any of the Company's stockholders, partners, directors or officers which could cause a Material Adverse Change, and (c) the Company is not in default with respect to any contract or agreement to which it is a party or any order of any court or governmental authority or arbitration board or tribunal.

3.5.      No Conflicts. The borrowing under the Loans and the issuance of the Notes and compliance by the Company with all of the provisions of this Agreement, the Notes and the other Loan Documents do not and will not (i) violate any provisions of any law or any order of any court or governmental authority or agency, (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate of Incorporation or Bylaws of the Company or any indenture or other contract or agreement or instrument to which the Company is a party or by which it may be bound, (iii) result in the acceleration of any Indebtedness owed by the Company, or (iv) result in the imposition of any liens or encumbrances on any property of the Company, except as expressly contemplated or permitted in the Loan Documents.

3.6.      No Defaults. No Default or Event of Default as defined herein has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument, contract or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder, except as disclosed on Schedule 3.1(b). The Company is in material compliance with all laws, regulations, orders and Environmental Legal Requirements affecting its business and operations except such non-compliance as would not materially adversely affect the Company's properties, business, prospects, profits or condition (financial or otherwise) and has not received any notice of any violation or potential violation which has not been cured or remedied.

3.7.      Governmental Consent. Except for the approvals or consents obtained and disclosed on Schedule 3.1(b), no approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of this Agreement, the Notes or the Loan Documents or compliance by the Company with any of the provisions of this Agreement, the Notes or the Loan Documents.

3.8.      Taxes. All tax returns required to be filed by the Company in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or upon any of its properties, income or franchises, which are shown to be due and payable in such returns have been paid. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts. The provisions for taxes on the books of the Company are adequate for all open years, and for its current fiscal period. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of the Company.

3.9.      Use of Proceeds. The Company will use the Loan proceeds as follows:

      (a)      to repay Indebtedness under the Existing Credit Facility and to repay any other Indebtedness required to be repaid hereunder;

      (b)      $1,000,000 of the proceeds of the Initial Loan shall be used only to finance the acquisition of the Stations (for purposes herein such $1,000,000 shall be referred to as the "Designated Amount");

      (b)      the remainder of all Loan proceeds less the amount used to refinance the Existing Credit Facility and less the Designated Amount shall be used as follows:

      (1)       to finance the acquisition of Additional Stations;

      (2)      to finance any deposits made by the Company in relation to the potential acquisition of any radio or television station for which the Company enters into a letter of intent or other agreement or writing for the purpose of acquiring such station, regardless of whether such station is in fact acquired by the Company (herein referred to as "Deposits"); and/or

      (3)      to provide working capital for its operations and for other general business purposes;

provided that the Company shall finance the acquisition of the Stations only with proceeds from the Initial Loan, and provided that the Company shall not use more than fifty percent (50%) of the aggregate amount of all Loans outstanding at any time less the Designated Amount for payment of Deposits. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of proceeds from the Loan) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. None of the proceeds from the Loan will be used to purchase, or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

3.10.      Employee Retirement Income Security Act of 1974. The consummation of the transactions provided for in this Agreement and compliance by the Company with the provisions thereof and the Note issued hereunder will not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended. Neither the Company nor any person who is under common control with the Company within the meaning of Section 4001(b) of ERISA maintains or has ever maintained any (a) "employee pension benefit plans" as defined in ERISA or (b) duty or obligation to contribute to any plan or trust under the Multiemployer Pension Plan Act Amendments of 1980, as amended. In the case of any multiemployer plans to which the Company contributes or participates in, there is no withdrawal liability to the Company from any of such plans.

3.11.      No Other Liens. Except for Permitted Liens and Other Liens, none of the Company's assets or properties have been pledged, transferred or otherwise granted as security. The Company agrees that it will notify and give each Lender copies of all documents involving any Permitted Lien.

3.12.      Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of the Company, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

3.13.      Other Obligations and Restrictions. The Company has no outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Company or material with respect to the Company's consolidated financial condition and not shown in the Initial Financial Statements or disclosed in the Disclosure Schedule. Except as shown in the Initial Financial Statements or disclosed in the Disclosure Schedule, the Company is not subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could cause a Material Adverse Change.

3.14.      Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule, neither the business nor the properties of the Company has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Change.

3.15.      Names and Places of Business. The Company has not, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in the Disclosure Schedule. Except as otherwise indicated in the Disclosure Schedule, the chief executive office and principal place of business of the Company is (and for the preceding five years has been) located at the address of the Company set out on the signature pages hereto. Except as indicated in the Disclosure Schedule, the Company does not have any other office or place of business.

3.16.      Government Regulation. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other law which regulates the incurring by the Company of Indebtedness, including laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

3.17.      Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by the Company and the consummation of the transactions contemplated hereby, the Company will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar laws).

3.18.      Title to Properties; Licenses. The Company has good and defensible title to all of the Collateral and to all of its material properties and assets, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and Other Liens and free and clear of all impediments to the use of such properties and assets in the Company's business. Except as set forth in Schedule 3.1(b), the Company possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and the Company is not in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. The amount of Liabilities secured by Permitted Liens encumbering Collateral on the date hereof (excluding only inchoate Liens for taxes not yet due and payable) does not exceed $50,000.

3.19.      Outstanding Indebtedness. The amount of Permitted Indebtedness on the date hereof (not including the Obligations and any obligations outstanding under the Existing Credit Facility) does not exceed the aggregate of $1,300,000.

3.20.      Security Document Representations and Warranties. Capitalized terms used in this section, not otherwise defined in this Agreement, and defined in the Security Documents shall when used in this section have the meanings given them in the Security Documents.

      (a)      Ownership Free of Liens. No effective financing statement or other registration or instrument similar in effect covering all or any part of the Collateral is on file in any recording office except any which have been filed in favor of Lender relating to the Security Documents and any which have been filed to perfect or protect any Permitted Lien or any Other Lien. None of the Collateral is in the possession of any Person other than the Company or the Lenders, except for Collateral being transported in the ordinary course of business.

      (b)      Receivables. Each Receivable represents the valid and legally binding indebtedness of a bona fide account debtor arising from the sale or lease by the Company of goods or the rendition by the Company of services and is not subject to contra-accounts, setoffs, defenses or counterclaims by or available to account debtors obligated on the Receivables, except for those for which adequate reserves have been taken in substantially the same amount as is shown on the Initial Financial Statements.

      (c)      General Intangibles. Each General Intangible included within the Collateral which is material to the Company's business represents the valid and legally binding obligation of each other Person who is a party thereto or who is otherwise stated to be obligated thereunder, subject to no contra-accounts, setoffs, defenses, counterclaims, discounts, allowances, rebates, credits or adjustments by or available to account debtors obligated thereon (in this subsection collectively called "adjustments"), except (i) in the case of General Intangibles under which money is owing to the Company, for those adjustments for which adequate reserves have been taken in substantially the same amount as is shown on the Initial Financial Statements, and (ii) in the case of other General Intangibles, for those adjustments which do not materially impair the value to the Company or the enforcement by the Company of such General Intangibles.

      (d)      Documents and Instruments. All Documents and Instruments included within the Collateral are valid and genuine. Any such Document or Instrument has only one original counterpart which constitutes collateral within the meaning of the UCC or the law of any applicable jurisdiction, and all such original counterparts (other than checks delivered in payment of Receivables in the ordinary course of business) have been delivered into the possession of such Person designated by Majority Lenders as agent pursuant to the Security Agreement.

      (e)      Goods. None of the Collateral which constitutes goods is covered by any Document (other than Documents which are subject hereto and have been delivered to Lender), is subject to any landlord's lien or similar Lien (other than Permitted Liens and Other Liens), has been related to, attached to, or used in connection with any real property so as to constitute a fixture upon such real property (except for real property which is subject to a Lien in favor of Lender), is installed in or affixed to other goods so as to be an accession to such other goods (unless such other goods are included in the Collateral), or has been produced in violation of the Fair Labor Standards Act, as amended. All such goods are insured to the extent required under this Agreement.

      (f)      Address. The chief executive office and principal place of business and the office where all records concerning the Collateral are kept at the Company's address set forth on its signature page hereto.

3.20.      Inclusion of Subsidiaries. As used in this Article 3 (with the exception of Sections 3.1, 3.2, 3.9, 3.15 and 3.17), the term "the Company" shall include all Subsidiaries of the Company.

The representations and warranties contained in this Agreement, the Notes and the other Loan Documents are made by the Company as an inducement to each Lender to make its Loan, and the Company understands that each Lender is relying on such representations and warranties, and that such representations and warranties are true and correct at the time of the first disbursement hereunder and shall remain true and correct at all times thereafter so long as any part of the Loans shall remain outstanding. The Closing shall constitute (i) an automatic warranty and representation by the Company to each Lender that there does not then exist a Default or an Event of Default and (ii) a reaffirmation as of the date of said request of all of the warranties and representations of the Company contained in this Agreement.

ARTICLE 4

CONDITIONS TO DISBURSEMENT

4.1.      Documents to be Delivered. No Lender has any obligation to make its Initial Loan or to distribute the Escrowed Funds to Escrow Agent unless such Lender shall have received all of the following, at such Lender's office as set forth on the Lenders Schedule, duly executed and delivered and in form, substance and date satisfactory to Majority Lenders:

      (a)      This Agreement.

      (b)      The Notes.

      (c)      Each Security Document listed in the Security Schedule.

      (d)      Certain certificates of the Company including:

     i.      An "Omnibus Certificate" of the Secretary and of the Chairman of the Board or President of the Company, which shall contain the names and signatures of the officers of the Company authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of the Company and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein,  a copy of the charter documents of the Company and all amendments thereto, certified by the appropriate official of the Company's state of organization, and  a copy of any bylaws of the Company; and

     ii.      A "Compliance Certificate" of the Chairman of the Board or President and of the chief financial officer of the Company, of even date with the Loan, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b), (c) and (d) of Section 4.2.

      (e)      Certificate (or certificates) of the due formation, valid existence and good standing of the Company in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of the Company's good standing or due qualification to do business, issued by appropriate officials in any states in which the Company owns property subject to Security Documents.

      (f)      An opinion dated the Closing Date and addressed to each Lender from independent counsel to the Company, satisfactory to Lenders and their counsel, covering such matters relative to the Company and relevant to the transactions contemplated hereby as Lenders or their counsel may reasonably request.

      (g)      The Initial Financial Statements.

      (h)      Certificates or binders evidencing the Company's insurance in effect on the date hereof.

     (i)     Documents (i) confirming the payment in full of all Indebtedness under the Existing Credit Facility, (ii)  releasing and terminating all Liens on any of the Company's property securing such Indebtedness (or assigning such Liens to the Lenders), and (iii) terminating the Existing Credit Facility, each in form and substance satisfactory to Majority Lenders.

     (j)     A warrant agreement, duly executed by the Company and substantially in the form as set forth in Exhibit C (the "Warrant").

     (k)     A registration rights agreement substantially in the form as set forth in Exhibit D (the "Registration Rights Agreement").

     (l)     A letter agreement executed by James R. Ryffel, Douglas K. Miller, P. Alan Luckett and Woodcrest Capital L.L.C. for the benefit of the Lenders relating to restrictions on the sales of shares of the common stock of Borrower owned by such Persons (the "Letter Agreement").

4.2.      Additional Conditions Precedent. No Lender has any obligation to make its Initial Loan or distribute its Escrowed Funds to Escrow Agent unless the following conditions precedent have been satisfied:

     (a)     All representations and warranties made by the Company in any Loan Document shall be true on and as of the date of the Loan (except to the extent that the facts upon which such representations are based have been changed by the extension of credit hereunder) as if such representations and warranties had been made as of the date of the Loan.

     (b)     No Default shall exist at the date of the Loan.

     (c)     No Material Adverse Change shall have occurred since the date of the Initial Financial Statements.

     (d)     The Company shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of the Loan.

     (e)     The making of the Loan shall not be prohibited by any law and shall not subject the Lender to any penalty or other onerous condition under or pursuant to any such law.

     (f)     James Ryffell must be a Lender hereunder of not less than $250,000.

     (g)     Lenders shall have received all documents and instruments which any Lender has then requested, in addition to those described in Section 4.1 (including corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; certificates of public officials and of officers and representatives of the Company; and all reports, records, certificates and other documents requested in relation to any Security Document delivered pursuant hereto), as to the accuracy and validity of or compliance with all representations, warranties and covenants made by the Company in this Agreement and the other Loan Documents,  the satisfaction of all conditions contained herein or therein, and  all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Majority Lenders in form, substance and date.

ARTICLE 4A

ESCROWED FUNDS

4.1A.      Distribution of Escrowed Funds to the Company. On or before the Escrow Termination Date, and so long as the Initial Loans have not been repaid prior to the satisfaction of the Escrow Funding Conditions (as hereinafter defined), the Escrowed Funds (not including interest which has accrued on the Escrowed Funds while being held in escrow) shall be funded to the Company by the Escrow Agent (pursuant to the terms of the Escrow Agreement) upon the satisfaction of the following conditions:

     (a)      the Company shall have filed a registration statement pursuant to the Securities Act of 1933, as amended, on Form S-1 with the Securities and Exchange Commission with respect to the offering of the Company's securities, which offering is expected to raise at least $35 million in the aggregate (whether debt or equity or a combination) (prior to the payment of underwriting expenses and commissions) pursuant to a firm underwritten offering with an investment bank of national reputation; or

     (b)      the Company shall have received at least $4,000,000 in proceeds pursuant to the exercise of any $2.00 Warrants and shall have prepaid to Lenders all Warrant Proceeds required pursuant to Section 2.5 hereof (herein such conditions being referred to as the "Escrow Funding Conditions");

so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) Permitted Indebtedness is less than $1,000,000 (herein referred to as the "Termination Events"). If a Termination Event exists upon the satisfaction of the Escrow Funding Conditions (herein referred to as a "Redistribution Event"), the Escrowed Funds shall not be distributed to the Company and shall be redistributed to Lenders in accordance with Section 4.2A. herein.

4.2A.      Distribution of Escrowed Funds to Lenders. If (i) the Escrow Termination Date expires before the satisfaction of the Escrow Funding Conditions, (ii) the Initial Loans are repaid prior to the satisfaction of the Escrow Funding Conditions or (iii) a Redistribution Event occurs, then upon the occurrence of such event, the Escrowed Funds shall be returned to Lenders by the Escrow Agent and Lenders shall no longer be obligated to lend the Escrowed Funds to the Company.

4.3A.      Treatment of Interest Accruing on the Escrowed Funds. Interest shall accrue on the Escrowed Funds in accordance with the terms of the Escrow Agreement. In recognition of the fact that the Company shall not pay interest on the Escrowed Funds while being held in escrow, but shall only pay interest on the Escrowed Funds once funded to the Company (thereby becoming a Loan to the Company), all interest accruing on such funds shall be distributed pro rata among the Lenders in accordance with the Percentage Shares at such time.

4.4A.      Instructions to Escrow Agent. The Company and Majority Lenders hereby agree and covenant to promptly execute a certificate in the form prescribed in the Escrow Agreement for the purpose of instructing the Escrow Agent to distribute the Escrowed Funds as required pursuant to the terms of this Article 4A.

ARTICLE 5

COMPANY COVENANTS

From and after the date hereof and continuing so long as any amount remains unpaid on the Notes, unless Majority Lenders have previously agreed otherwise:

5.1.      Corporate Existence, Etc. The Company will preserve and keep in force and effect its corporate existence, its rights and franchises and all licenses and permits that it currently has, which are necessary to the proper conduct of its business and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure to so qualify will not cause a Material Adverse Change.

5.2.      Insurance.

     (a)     The Company will at all times maintain casualty and liability insurance coverage in accordance with the Insurance Schedule or by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties with limits and scope of coverage reasonably acceptable to Majority Lenders; provided, however, that within fifteen (15) days of the Closing, the Company shall have obtained and shall thereafter at all times maintain insurance coverage (i) on the Property in an amount not less than $1,600,000, (iii) on all of the Company's Equipment (excluding the Televideo Equipment) in an amount not less than $2,500,000, and (iii) on all Televideo Equipment in an amount not less than $900,000. All policies evidencing such insurance shall name the Lenders as an additional insured and shall contain a loss payable endorsement to the Lenders in form and substance acceptable to Majority Lenders that will become effective upon the occurrence of an Event of Default. Within seven days after the occurrence of an Event of Default, the Company shall cause any insurance policies covering Collateral to be endorsed  to provide for payment of losses to the Lenders, to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without fifteen days prior notice to each Lender, to provide for any other matters specified in any applicable Security Document or which Majority Lenders may reasonably require, and to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

     (b)     Each policy for liability insurance shall provide for all losses after the occurrence of an Event of Default to be paid on behalf of Lenders and the Company as their respective interests may appear, and each policy insuring loss or damage to Collateral shall provide for all losses to be paid directly to the Lenders. Each such policy shall in addition (A) within seven days after the occurrence of an Event of Default, name the Company and the Lenders as insured parties thereunder (without any representation or warranty by or obligation upon the Lenders) as their interests may appear, (B) within seven days after the occurrence of an Event of Default, be amended to contain the agreement by the insurer that any loss thereunder shall be payable to the Lenders notwithstanding any action, inaction or breach of representation or warranty by the Company, (C) provide that there shall be no recourse against any Lender for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days' prior written notice of cancellation or of lapse shall be given to each Lender by the insurer. The Company will, if so requested by Majority Lenders, deliver to each Lender original or duplicate policies of such insurance and, as often as Majority Lenders may reasonably request, a report of a reputable insurance broker with respect to such insurance. The Company will also, at the request of Majority Lenders, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. Majority Lenders are hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Company.

     (c)     Reimbursement under any liability insurance maintained by the Company pursuant to this Section 5.2 may be paid directly to the Person who has incurred the liability covered by such insurance. With respect to any loss involving damage to Collateral as to which subsection (d) of this Section 5.2 is not applicable, the Company will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by the Company pursuant to this Section 5.2 shall be paid to the Company by Lenders as reimbursement for the costs of such repairs or replacements as such repairs or replacements are made or acquired.

     (d)     Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral shall be paid to Lenders and applied as specified in Section 4.3 of the Security Agreement.

5.3.      Taxes, Claims for Labor and Materials. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent (i) all taxes, assessments and governmental charges levied or imposed upon it or upon the income, profits or property of the Company, and (ii) all lawful claims for labor, materials and supplies which, if unpaid might by law become a Lien upon the property of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceeding. The Company will promptly pay and discharge when due all other Liabilities now or hereafter owed by it.

5.4.      Maintenance, Etc. The Company will maintain, preserve and keep all Collateral and all other property used or useful in the conduct of its business in good repair and working order, ordinary wear and tear excepted, in compliance with all applicable laws, and from time to time will, as determined in the reasonable judgment of the Company, make all necessary repairs, replacements, renewals and additions thereto needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

5.5.      Nature of Business. The Company will not engage in any business if, as a result, the general nature of the business which would then be engaged in by the Company would be substantially changed from the general nature of the business engaged in by the Company on the date of this Agreement.

5.6.      Pending or Threatened Suits. The Company will promptly notify each Lender, in writing, of any pending, or threatened administrative, judicial or governmental suit, claim or proceeding, in law or in equity, which seek damages or other relief against the Company in excess of $50,000 or which could cause a Material Adverse Change.

5.7.      SEC Filings. The Company shall at all times make all SEC Filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules of any stock exchange upon which the Company shall have listed its securities, and shall notify each Lender of any inquiries from the SEC or any stock exchange with respect to all of its SEC Filings. The Company shall promptly prepare, file and pursue and keep effective, once filed, its S-1 registration statement with the SEC for its secondary offering, unless the board of directors of the Company determines that keeping the S-1 effective is not in the best interests of the stockholders of the Company. The Company shall provide each Lender with copies of all such SEC Filings.

5.8.      Reports. The Company will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company in accordance with GAAP, and will furnish to each Lender throughout the term hereof, at the Company's expense (in duplicate if so specified below or otherwise requested):

      (a)      Within forty-five (45) days after the end of each month during the term hereof, reports detailing accounts receivable aging and cash collections as of the last day of the preceding calendar month;

      (b)      As soon as available, and in any event within ninety-one (91) days after the end of each Fiscal Year, complete consolidated and consolidating financial statements of the Company together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by one of KPMG Peat Marwick L.L.P., Deloitte & Touche L.L.P., Ernst & Young L.L.P., Price Waterhouse Coopers, Arthur Andersen & Co., S.C., BDO Seidman, or other independent certified public accountants selected by the Company and acceptable to Majority Lenders, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated and consolidating balance sheet as of the end of such Fiscal Year and consolidated and consolidating statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

      (c)      As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, the Company's consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and consolidated and consolidating statements of the Company's earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition the Company will, together with each such set of financial statements and each set of financial statements furnished under subsection (b) of this section, furnish a certificate in the form of Exhibit B signed by the chief financial officer of Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments) and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

5.9.      Payment and Performance. The Company will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents.

5.10.      Other Information and Inspections. The Company will furnish to each Lender any information which Majority Lenders may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the Company's businesses, properties, prospects, financial condition and operations. The Company will permit representatives appointed by Majority Lenders (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of the Company's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and the Company shall permit Majority Lenders or their representatives to investigate and verify the accuracy of the information furnished to the Lenders in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Each Lender agrees that it will take all reasonable steps to keep confidential any proprietary information given to it by the Company, provided, however, that this restriction shall not apply to information which (i) has at the time in question entered the public domain, (ii) is required to be disclosed by Law (whether valid or invalid), (iii) is disclosed to any Lender's Affiliates, auditors, attorneys or agents (provided such Persons are obligated to hold such information in confidence on the terms provided in this section), (iv) is furnished to any other Lender or to any purchaser or prospective purchaser of participations in any Loan or Loan Document (provided each such purchaser or prospective purchaser first agrees to hold such information in confidence on the terms provided in this section), or (v) is disclosed in the course of enforcing its rights and remedies during the existence of an Event of Default.

5.11.      Notice of Material Events and Change of Address. The Company will promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

      (a)      occurrence of any Material Adverse Change,

     (b)      the occurrence of any Default,

     (c)      the acceleration of the maturity of any Indebtedness owed by the Company or of any default by the Company under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change, and

     (d)      any claim of $100,000 or more, any notice of potential liability under any Environmental Legal Requirements which might exceed such amount, or any other material adverse claim asserted against the Company or with respect to the Company's properties.

Upon the occurrence of any of the foregoing the Company will take all necessary or reasonably appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, or default to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. The Company will also notify each Lender and Lender's counsel in writing at least twenty Business Days prior to the date that the Company changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Lenders and their counsel to prepare the same.

5.13.      Performance on Borrower's Behalf. If the Company fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, Lenders may pay the same. The Company shall immediately upon written notice of any such payment reimburse any Lender for any such payments and each amount paid by such Lender shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by such Lender.

5.14.      Interest. The Company hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Company has in this Agreement promised to pay to the Lenders and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

5.15.      Compliance with Agreements and Law. The Company will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. The Company will conduct its business and affairs in compliance with all laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business, except where the failure to do any of the above would not constitute a Material Adverse Change.

5.16.      Environmental Matters; Environmental Reviews.

     (a)     The Company will comply in all material respects with all Environmental Legal Requirements now or hereafter applicable to the Company, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Legal Requirements, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except where the failure to obtain such permits, licenses and authorizations would not constitute a Material Adverse Change. The Company will not do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Legal Requirements, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Upon Majority Lenders' reasonable request, at any time and from time to time, the Company will provide at its own expense an environmental inspection of the Company's material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Majority Lenders.

     (b)     The Company will promptly furnish to each Lender all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Company or otherwise has notice, pending or threatened against the Company by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Legal Requirements or any permits, licenses or authorizations in connection with the Company's ownership or use of its properties or the operation of its business.

     (c)     The Company will promptly furnish to each Lender all requests for information, notices of claim, demand letters, and other notifications, received by the Company in connection with the Company's ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

5.17.      Evidence of Compliance. The Company will furnish to each Lender at the Company's expense all evidence which Majority Lenders from time to time reasonably request in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by the Company in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

5.18.      Agreement to Deliver Security Documents. The Company agrees to deliver, to further secure the Obligations whenever requested by Majority Lenders in their reasonable discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements continuation statements, extension agreements, acknowledgments, and other Security Documents in form and substance satisfactory to Majority Lenders for the purpose of granting, confirming, protecting and perfecting Liens or security interests in any real or personal property which was intended to be Collateral pursuant to any Security Document previously executed and not then released.

5.19.      Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except Permitted Indebtedness; provided that the aggregate outstanding principal amount of Permitted Indebtedness (excluding any purchase money Indebtedness permitted by clause (e) of the definition of Permitted Indebtedness) at any time shall not exceed $11,300,000 (the amount of such Permitted Indebtedness which is allowed hereunder and which exists, from time to time, being herein referred to as "Total Allowed Debt") and provided that the Total Allowed Debt shall be decreased by any amounts which are used to repay Permitted Indebtedness upon any such repayment.

5.20.      Limitation on Liens. Except for Permitted Liens and Other Liens existing on the Closing Date, the Company will not create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires. Furthermore, within thirty (30) days of the Closing, the Company shall use its best efforts to obtain documents releasing and terminating all Other Liens which have not yet been released (or assigning such Other Liens to the Lenders) and Lenders shall have received all such provided documents within such thirty (30) day period.

5.21.      Limitation on Mergers. The Company will not merge or consolidate with or into any other Person, except that any Subsidiary of the Company may be merged into or consolidated with the Company so long as the Company is the surviving business entity.

5.22.      Limitation on Sales of Property. The Company will not sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents except for:

     (a)     equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value; and

     (b)     inventory which is sold in the ordinary course of business on ordinary trade terms.

5.23.      Limitation on Dividends and Redemptions. The Company shall not declare or make any Distribution.

5.24.      Limitation on Investments and New Businesses. The Company will not (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (c) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments. Notwithstanding anything else in this Section 5.24, the Company may pursue alliance relationships with third parties and acquire television stations.

5.25.      Limitation on Credit Extensions. Except for Permitted Investments, the Company will not extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

5.26.      Transactions with Affiliates. The Company shall not engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates.

5.27.      Public Offering; Private Placement. The Company shall use its best efforts to raise the aggregate of $35,000,000 through a public offering or offerings or through a private placement or placements.

5.28.      Observer at Board Meetings. The Company hereby agrees to allow the Lenders at least one observer at each Board of Directors meeting (which such observer shall be appointed by Majority Lenders) and, at such time as notice is given to each of the Company's Board of Directors, the Company shall give the Lenders written notice of each such Board of Directors meeting. The Company shall give the Lenders similar advance notice of any proposed Board of Directors action to be taken other than at a meeting. Any such observer shall agree to keep information learned as a result of such meeting confidential, provided that such observer may disclose any such information to the Lenders. Each Lender agrees that any information disclosed to it pursuant to this section shall be held in confidence on the terms provided in Section 5.11.

5.29.      General Covenants Applicable to Security Agreement Collateral. Capitalized terms used in this Section 5.29 and not otherwise defined herein and which are defined in the Security Agreement shall have the meanings given them in the Security Agreement.

     (a)     Change of Name, Location, or Structure; Additional Filings. The Company recognizes that financing statements pertaining to the Collateral have been or may be filed where the Company maintains any Collateral, has its records concerning any Collateral or has its chief executive office or chief place of business. Without limitation of any other covenant herein, the Company shall not cause or permit any change to be made in its name, identity or corporate structure, or any change to be made to a jurisdiction other than as otherwise provided herein or in any other Loan Document or as represented herein in (i) the location of any Collateral, (ii) the location of any records concerning any Collateral or (iii) in the location of the Company's chief executive office or principal place of business, unless the Company shall have first notified each Lender of such change at least forty-five (45) days prior to the effective date of such change, taken all action requested by Majority Lenders (under the following subsection (b) or otherwise) for the purpose of further confirming and protecting each Lender's security interests and rights under the Loan Documents and the perfection and priority thereof, and if requested by Majority Lenders, provided to the Lenders a legal opinion to its satisfaction confirming that such change will not adversely affect in any way any Lender's security interests and rights under this Agreement or the perfection or priority thereof. In any notice furnished pursuant to this subsection, the Company will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Lenders' security interest in the Collateral.

     (b)     Ownership and Liens. The Company will maintain good and marketable title to all Collateral, free and clear of all Liens, encumbrances or adverse claims except for the security interest created by this Agreement and any Permitted Liens and any Other Liens, and the Company will not grant or allow any such Liens, encumbrances or adverse claims to exist. The Company will not grant or allow to remain in effect, and the Company will cause to be terminated, any financing statement or other registration or instrument similar in effect covering all or any part of the Collateral, except any which have been filed in favor of the Lenders relating to this Agreement or the Security Documents and any listed on Schedule 5.29(b) which have been filed to perfect or protect any Permitted Lien. The Company (i) will insure that all of the Collateral -- whether goods, Documents, Instruments, or otherwise -- is and remains in the possession of the Company or a bailee or agent selected by Majority Lenders who is holding such Collateral for the benefit of all Lenders), except for goods being transported in the ordinary course of business, and (ii) will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral.

     (c)     Further Assurances. The Company will defend each Lender's right, title and special property and security interest in and to the Collateral against the claims of any Person (other than Lenders). The Company will not take or fail to take any action which would in any manner impair the value or enforceability of each Lender's security interest in any Collateral. The Company will, at its expense as from time to time requested by Majority Lenders, promptly execute and deliver all further instruments, agreements, filings and registrations, and take all further action to the fullest extent permitted by Law, in order: (i) to confirm and validate this Agreement and the Security Documents and each Lender's rights and remedies hereunder and thereunder, (ii) to correct any errors or omissions in the descriptions herein and therein of the Secured Obligations or the Collateral or in any other provisions hereof and thereof, (iii) to perfect, register and protect the security interests and rights created or purported to be created hereby and thereby or to maintain or upgrade in rank the priority of such security interests and rights, (iv) to enable any Lender to exercise and enforce its rights and remedies hereunder and thereunder in respect of the Collateral, or (v) to otherwise give the Lenders the full benefits of the rights and remedies described in or granted under this Agreement. As part of the foregoing the Company will, whenever requested by Majority Lenders (i) execute and file any financing statements, continuation statements, and other filings or registrations relating to the Lenders' security interests and rights hereunder and under the Security Documents, and any amendments thereto, and (ii) mark its books and records relating to any Collateral to reflect that such Collateral is subject to this Agreement, the Security Documents and the security interests hereunder and thereunder. To the extent requested by Majority Lenders from time to time, the Company will use its best efforts to obtain from any material account debtor or other obligor on the Collateral the acknowledgment of such account debtor or obligor that such Collateral is subject to this Agreement and the Security Documents.

     (d)     Impairment of Security Interest. The Company will not take or fail to take any action which would in any manner impair the value or enforceability of the Lenders' first priority security interest in any Collateral.

     (e)     Compromise of Collateral. The Company will not adjust, settle, compromise, amend or modify any of its rights in the Collateral.

     (f)     Receivables & General Intangibles. The Company will use its best efforts, except as otherwise expressly provided herein, to collect in compliance with applicable Law and at its own expense all amounts due or to become due under each Receivable and General Intangible which is included within the Collateral. In connection with such collections, the Company may (and, at Majority Lenders' direction, will) take such action (not otherwise forbidden hereunder) as the Company or Majority Lenders may reasonably deem necessary or advisable to enforce collection or performance of each such Receivable or General Intangible. Except for actions and omissions in the ordinary course of business which do not in the aggregate cause material losses or reductions, the Company (i) will duly perform and cause to be performed all of its obligations with respect to the goods or services, the sale or lease or rendering of which gave rise or will give rise to each such Receivable or General Intangible, and (ii) will not (whether through failure to duly perform its obligations under any contracts, instruments, and agreements which are related to any such Receivable or General Intangible, or by any written instrument, or otherwise) take or allow any action or omission which causes any such Receivable or General Intangible to become subject to any contra-accounts, setoffs, defenses, counterclaims, discounts, allowances, rebates, credits or adjustments by or available to account debtors obligated on such Receivable or General Intangible.

     (g)     Documents and Instruments. The Company will at all times cause any Documents or Instruments which are included within the Collateral to be valid and genuine. The Company will cause all Instruments included within the Collateral to have only one original counterpart. Upon request by Majority Lenders, the Company will promptly deliver to a bailee or agent selected by Majority Lenders who is holding any such Collateral for the benefit of the Lenders all originals of Documents or Instruments which are included within the Collateral. The Company will not (whether through failure to duly perform its obligations under any contracts, instruments, and agreements which are related to any Documents or Instruments which are included within the Collateral, or by any written instrument, or otherwise) take or allow any action or omission which causes any Documents or Instruments which are included within the Collateral to become subject to any contra-accounts, setoffs, defenses, counterclaims, discounts, allowances, rebates, credits or adjustments by or available to the Persons obligated thereon. Upon request by Majority Lenders, the Company will mark each chattel paper which is included within the Collateral with a legend indicating that such chattel paper is subject to the security interest granted by the applicable Security Document.

     (h)     Equipment. The Company will use its best efforts to maintain, preserve, protect and keep all Equipment included within the Collateral in good condition, repair and working order and will use its best efforts to cause such Equipment to be used and operated in a good and workmanlike manner to the extent commercially reasonable, in accordance with applicable law and in a manner which will not make void or cancelable any insurance with respect to such Equipment. The Company will promptly make or cause to be made all repairs, replacements and other improvements to or in connection with such Equipment which are necessary or desirable or that Majority Lenders may request to such end. The Company will promptly furnish to each Lender a statement respecting any loss or damage to any of such Equipment with an aggregate value in excess of $25,000. Except for transportation of Equipment in the ordinary course of business, the Company will not allow any Equipment included within the Collateral to be located in any jurisdiction other than those in which is filed an effective financing statement which perfects Lenders' security interest in such Equipment. The Company will not cause or permit the removal of any item of Equipment from the Company's possession, control and risk of loss, and the Company will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any Equipment, other than in connection with the following (which the Company may elect to do):

     (i)     sale or other disposal, other than during the continuance of an Event of Default, of any item of Equipment which is worn out or obsolete and which has been replaced by an item of equal suitability and value, owned by the Company and made subject to the security interest under any Security Document, but which is otherwise free and clear of any Liens, encumbrances or adverse claims, and/or

     (ii)     possession of Equipment by a bailee or agent selected by Majority Lenders who is holding such Equipment for the benefit of the Lenders.

The Company will not permit any of the Collateral which constitutes Equipment to at any time become so related to attached to, or used in connection with any particular real property so as to become a fixture upon such real property, or to be installed in or affixed to other goods so as to become an accession to such other goods unless such other goods are also included in the Collateral.

5.30.      Inclusion of Subsidiaries. As used in this Article 5 (with the exception of Sections 5.8, 5.9, 5.14, 5.27 and 5.28), the term "the Company" shall include all Subsidiaries of the Company.

ARTICLE 6

DEFAULTS AND REMEDIES

6.1.      Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

     (a)      The Company fails to pay any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five days after the same becomes due; or

     (b)      Default shall occur in the observance or performance of any covenant or agreement contained herein or in the other Loan Documents which is not remedied within 30 days after notice thereof to the Company by Majority Lenders; or

     (c)      If any representation or warranty made by the Company herein or in any Loan Document, or made by the Company in any statement or certificate furnished by the Company pursuant hereto, is untrue or incorrect in any material respect as of the date of the making thereof or subsequently becomes untrue or incorrect and such inaccuracy is not immediately disclosed to each Lender; or

     (d)     Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to such Restricted Person, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument; or

     (e)     Any Restricted Person fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $100,000, or breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidences, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor; or

     (f)      Any Restricted Person becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or any Restricted Person causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for such Restricted Person or for the major part of the property of either; or

     (g)      A custodian, trustee, liquidator, or receiver is appointed for any Restricted Person or for the major part of the property of either and is not discharged within 30 days after such appointment; or

     (h)      Final judgment or final judgments for the payment of money aggregating in excess of $100,000 (except for payments of amounts which are covered by insurance) is or are outstanding against any Restricted Person or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

     (i)      Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against any Restricted Person and, if instituted against such Restricted Person, are consented to or are not dismissed within 60 days after such institution; or

     (j)     Any Change of Control occurs; or

     (m)     Any Material Adverse Change occurs, and Majority Lenders give written notice thereof to the Company.

6.2.      Remedies. Upon the occurrence of an Event of Default described in subsections (f), (g) or (i) of Section 6.1 with respect to the Company, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender hereunder to make any further Loans shall be permanently terminated. During the continuance of any other Event of Default, Majority Lenders at any time and from time to time may, without notice to the Company or any other Restricted Person, do either or both of the following:  (1) terminate any obligation of Lenders to make Loans hereunder, and  (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company and each Restricted Person who at any time ratifies or approves this Agreement. In addition, Lenders may pursue any or all of the rights available to them at law or in equity or as provided herein and in the Notes, including, without limitation, all rights and remedies of a secured party under the UCC. In connection therewith, the Company agrees that a ten (10) day notice period is commercially reasonable for the conduct of a public or private sale under the UCC, and the Company hereby irrevocably makes, constitutes and appoints any Lender or any other Person designated by Majority Lenders for that purpose as the Company's true and lawful attorney and agent-in-fact to sign the name of the Company on any continuation statement or other document necessary to further perfect the Lenders' security interest or foreclose and/or take possession of the Collateral. Furthermore, upon the occurrence of an Event of Default, the Default Rate shall commence to accrue.

6.3      Costs of Remedies. Any and all costs and expenses (including reasonable attorney's fees) incurred by any Lender in pursuing its remedies hereunder shall be an additional indebtedness due and owing by the Company to such Lender and shall be governed by this Agreement, the Notes and the other Loan Documents.

ARTICLE 7

CERTAIN DEFINITIONS

"Additional Stations" means any radio or television stations which are acquired by the Company.

"Affiliate" shall mean a Person (a) which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person (b) which beneficially owns or holds 10% or more of any class of the voting interests of such Person, or (c) 10% or more of the voting interests of which is beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

"Business Day" means a day. Other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas.

"Change of Control" means the occurrence of either of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by the Company's management or their designees to be voted in favor of Persons nominated by the Company's Board of Directors) of 50% or more of the outstanding voting securities of the Company, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Company) or (b) one-third or more of the directors of the Company shall consist of Persons not nominated by the Company's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

"Closing" and "Closing Date" are defined in Section 1.2.

"Collateral" means all property of any kind which is subject to a Lien in favor of any Lender or which, under the terms of any Security Document, is purported to be subject to such a Lien.

"Commitment Period" means the period from and including the Closing Date until and including the date which is 10 Business Days after the Closing Date.

"Deed of Trust" means that certain deed of trust of even date herewith delivered by the Company to the Lenders in connection with this Agreement and listed on the Security Schedule

"Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 6.1.

"Default Rate" shall mean 15% per annum calculated on the basis of a 360 day year.

"Distribution" means (i) any dividend or other distribution made by any Restricted Person on or in respect of any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), or (ii) any payment made by any Restricted Person to purchase, redeem, acquire or retire any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any such option or warrant).

"Environmental Legal Requirement" shall mean any applicable law relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of solid or hazardous wastes or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid substances and any regulation, order, notice or demand issued pursuant to such statute or ordinance, in each case applicable to the property of the Company or the operation, construction or modification of any thereof, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act as amended by the Solid and Hazardous Waste Amendments of 1984, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Solid Waste Disposal Act, and any state statutes addressing similar matters, and any state statute providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of hazardous substances and any state nuisance statute.

"Equipment" means all equipment (as defined in the UCC) in whatever form, wherever located, and whether now or hereafter existing, and all parts thereof, all accessions thereto, and all replacements therefor.

"Escrow Agent" means Bank of America, N.A.

"Escrow Agreement" means that certain escrow agreement of even date herewith between the Company, Escrow Agent and each Lender.

"Escrow Termination Date" means December 31, 2000.

"ERISA" is defined in Section 3.12.

"Existing Credit Facility" means that certain credit facility in the amount of $750,000 between the Company and Bank One, Texas, N.A. ("Bank One"), as evidenced by a Business Loan Agreement dated as of June 5, 2000, between the Company and Bank One, together with all promissory notes made by the Company thereunder and all other agreements, documents, instruments and writings at any time delivered to Bank One in connection therewith.

"Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

"Fiscal Year" means a twelve-month period ending on December 31 of any year.

"GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Company, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Company shall be prepared in accordance with such change.

"Hazardous Materials" means any substances regulated under any Environmental Legal Requirement whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

"Indebtedness" of any Person means Liabilities in any of the following categories:

     (a)     Liabilities for borrowed money (including accrued and unpaid interest),

     (b)     Liabilities constituting an obligation to pay the deferred purchase price of property or services,

     (c)     Liabilities evidenced by a bond, debenture, note or similar instrument,

     (d)     Liabilities which  would under GAAP be shown on such Person's balance sheet as a liability, and  are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations),

     (e)     Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

     (f)     Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property,

     (g)     Liabilities with respect to letters of credit or applications or reimbursement agreements therefor, or

     (h)     Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the "Indebtedness" of any Person shall not include (i) Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor and (ii) indemnifications by such Person contained in the Loan Documents or pursuant to the documents described on Schedule II.

"Initial Financial Statements" means the audited annual financial statements of the Company dated as of December 31, 1999, and unaudited quarterly financial statements, including balance sheets of the Company and statements of income and changes in cash flow, for the period ended June 30, 2000.

"Insurance Schedule" means Schedule III attached hereto.

"Investment" means any investment, made directly or indirectly, in any Person or any property, whether by purchase, acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

"Law" means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

"Lenders Schedule" means Schedule I hereto.

"Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

"Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

"Loans" has the meaning given to such term in Section 1.1.

"Loan Documents" means this Agreement, the Notes, the Security Documents, the Warrant, the Registration Rights Agreement, the Letter Agreement, and all amendments, modifications and restatements of such documents and instruments.

"Majority Lenders" means Lenders whose aggregate Percentage Shares exceed fifty percent (50%).

"Material Adverse Change" means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) the Company's financial condition, (b) the Company's operations, properties or prospects, considered as a whole, (c) the Company's ability to timely pay the Obligations, (d) the enforceability of the material terms of any Loan Documents, or (e) the Collateral or Lenders' Liens on the Collateral.

"Material Subsidiary" means Televideo, Inc. and MGB Entertainment, Inc.

"Maximum Loan Amount" means the amount equal to $10,000,000.

"Maximum Rate" means, at any time and with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may contract for, take, charge or receive with respect to the Obligations.

"Notes" has the meaning given to such term in Section 1.1.

"Obligations" means all Liabilities from time to time owing by the Company to any Lender under or pursuant to this Agreement, the Notes or any Security Document (including any modifications, amendments or restatements of any such documents or instruments). "Obligation" means any part of the Obligations.

"Other Liens" means any Lien on any Restricted Person's property other than Permitted Liens.

"Percentage Share" means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender's Loans at the time in question, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

"Permitted Indebtedness" means the following:

     (a)     the Obligations.

     (b)     unsecured Indebtedness between the Company and its Subsidiaries arising in the ordinary course of business.

     (c)     Indebtedness owed by the Company or its Subsidiaries which is subordinated to the Obligations upon terms and conditions satisfactory to Majority Lenders.

     (d)     outstanding Indebtedness of the Company and of any of the Company's Subsidiaries on the Closing Date, but excluding any renewals or extensions of such Liabilities.

     (e)     purchase money Indebtedness, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the asset (including but not limited to equipment and assets comprising television stations) acquired thereby and such Indebtedness shall be secured only by the acquired asset.

"Permitted Investments" means

     (a)     property used in the ordinary course of business of Restricted Persons;

     (b)     current assets arising from the sale or lease of goods and services in the ordinary course of business by any Restricted Person or from sales permitted under Section 5.23; and

     (c)     Investments by the Company in any Additional Stations.

"Permitted Liens" means:

     (a)     statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

     (b)     landlords', operators', carriers', warehousemen's, repairmen's, mechanics', materialmen's, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

     (c)     minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

     (d)     deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

     (e)     Liens under the Security Documents;

     (f)     Liens securing purchase money Indebtedness, provided that such Indebtedness shall be secured only by the acquired asset;

     (g)     Liens securing Indebtedness outstanding under the instruments and agreements described in Schedule II;

     (h)     with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document.

"Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

"Property" means that certain real property which is subject to the Lien pursuant to the Deed of Trust.

"Restricted Person" means the Company and any Subsidiary of the Company.

"Security Agreement" means the security agreement of even date herewith delivered by the Company to the Lenders in connection with this Agreement and listed on the Security Schedule.

"Security Documents" means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by the Company to any Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of the Company's other duties and obligations under the Loan Documents.

"Security Schedule" means Schedule II hereto.

"Stations" means those television stations located in Las Vegas, Nevada and Brownsville, Texas, currently under contract for purchase by the Company.

"Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

"Televideo Equipment" means all right, title and interest of Televideo, Inc., and its Affiliates to any Equipment.

"UCC" means the Uniform Commercial Code in effect in the State of Texas, as amended.

ARTICLE 8

ADDITIONAL CONDITIONS

8.1.      Determination of Facts. Majority Lenders shall, at all times, have the right to establish, to their satisfaction and in its reasonable discretion, the existence or non-existence of any fact which is a condition to this Agreement.

8.2.      Protection of the Loan. Majority Lenders shall have the right, but not the obligation, to perform any and all acts which Majority Lenders may deem reasonably necessary to assure the protection of the Loan, including, but not limited to, action during the continuance of an Event of Default, and the commencement of, appearance in or defense of any action or proceeding purporting to affect the rights, obligations or duties of the Company (provided that the claim against the Company in any such suit exceeds $100,000 individually or in the aggregate) or the Lenders. Any expense paid or incurred (including reasonable attorneys' fees) or any advance made by the Lenders in connection therewith shall be paid by the Company to the appropriate Lender or Lenders upon demand.

ARTICLE 9

INTERCREDITOR PROVISIONS

9.1.      Pari Passu Liens and Pro Rata Treatment. All Liens on Collateral in favor of any one or more Lenders shall, as between the Lenders, be pari passu and of equal rank and authority regardless of the order of filing of any mortgages, financing statements or other documents with respect thereto or the taking of any other action relevant to the determination of the perfection or priority of such liens and security interests. The Lenders hereby further agree that they will receive pro rata treatment, in accordance with their Percentage Shares, in connection with all payments, distributions, collections or recoveries and all other matters relating to the Obligations and to the Collateral.

9.2.      Enforcement of Liens. Each Lender hereby agrees that, pursuant to the terms hereof all payments, distributions, collections, recoveries and all other matters relating to the Collateral and the enforcement of the Liens as well as any other matters specifically so stated in this Agreement shall be governed and controlled by Majority Lenders. Each Lender hereby agrees to cooperate with the decisions made by Majority Lenders pursuant to this Agreement. Each Lender hereby agrees that if an Event of Default shall have occurred and be continuing, (i) Majority Lenders may exercise in respect of the Collateral all rights and remedies allowed to the Lenders under the Security Documents and (ii) Majority Lenders shall appoint any one Person (including any Lender) as agent for the Lenders, which such agent shall exercise any and all such rights and remedies at Majority Lenders' direction and discretion.

9.3.      Liens Secure All Debt. Each Lender and the Company hereby agree that each Lien given to any Lender under any Security Document will henceforth secure the payment of all of the Obligations, whether or not such Obligations are named therein as so being secured, and each Security Document is hereby amended accordingly. In furtherance of the foregoing, each Lender and the Company hereby agree that enforcement of any security interest under any Security Document shall provide a means of paying all Lenders.

9.4.      Exculpation; Liability of Lenders. Each Lender shall be entitled to rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any Lender for any other consequence of such reliance. Neither any Lender nor any director, officer, employee or agent of any Lender shall be liable for any action taken or not taken by it, him or them under, or in connection with, any of the Loan Documents in the absence of his or their negligence or willful misconduct. Neither any Lender nor any director, officer, employee or agent of any Lender shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any of the Loan Documents or any payment thereunder; (ii) the performance or observance of any of the covenants or agreements of the Company or any Lender under any of the Loan Documents; (iii) the validity, effectiveness or genuineness of the Loan Documents or any other instrument or writing furnished in connection therewith; or (iv) the existence, genuineness or value of any of the Collateral or the validity, perfection, priority or enforceability of the Liens on any of the Collateral.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1.      Waivers and Amendments; Acknowledgments.

     (a)     Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on the Company shall in any case of itself entitle the Company to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is the Company, by the Company, and (ii) if such party is a Lender, by such Lender or by Majority Lenders on behalf of Lenders. Notwithstanding the foregoing or anything to the contrary herein, Majority Lenders shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV (provided that any Lender may in its discretion withdraw any request it has made under Section 4.2(f)), (2)  increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender's Note, (4) postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of "Majority Lenders" or "Percentage Share" or otherwise change the aggregate amount of Percentage Shares which is required for Lenders to take any particular action under the Loan Documents or the provisions of Sections 2.3 and 2.4 or Article 9 hereof, (6) release the Company from its obligation to pay such Lender's Note or (7) amend this Section 10.1(a).

     (b)     Acknowledgments and Admissions. The Company hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents, without reliance on any representation, warranty, covenant or undertaking by any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward the Company with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between the Company and the Lenders is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between the Company and the Lenders, (vii) should an Event of Default occur or exist, Majority Lenders will determine in their sole discretion and for their own reasons what remedies and actions it will or will not exercise or take at that time, (viii)  without limiting any of the foregoing, the Company is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or any other provision of the Loan Documents, and (ix) each Lender has relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

     (c)     Joint Acknowledgment. This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

     There are no unwritten oral agreements between the parties.

10.2.      Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and continuance of any Event of Default or any condition, event or act which, with the giving of notice or lapse of time, or both, would constitute such an Event of Default, the Lenders are hereby authorized at any time or from time to time, without prior notice to the Company or to any other Person, any such prior notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by any office of the Lenders or their Affiliates to or for the credit of the account of the Company, regardless of the currency of such deposits or other indebtedness, against and on account of the obligations and liabilities of the Company to the Lenders under this Agreement and the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement and the other Loan Documents, irrespective of whether or not the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Lenders shall provide Company with notice of such set-off within a reasonable time after the occurrence of any such set-off.

10.3.      Survival of Agreements; Cumulative Nature. The Company's various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loan and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to the Lenders and all of Lenders' obligations to the Company are terminated. All statements and agreements contained in any certificate or other instrument delivered by the Company to any Lender under any Loan Document shall be deemed representations and warranties by the Company or agreements and covenants of the Company under this Agreement. The representations, warranties, indemnities, and covenants made by the Company in the Loan Documents, and the rights, powers, and privileges granted to the Lenders in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to the Lenders of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

10.4.      Indemnity. The Company agrees to indemnify each Lender, upon demand, from and against any and all liabilities, obligations, broker's fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against any Lender growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or by statute or otherwise). Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Lender related to any breach of a Loan Document by the Company, any bodily injury to any Person or damage to any Person's property, or any violation or noncompliance with any Environmental Legal Requirements by any Lender or any other Person or any liabilities or duties of any Lender or any other Person with respect to Hazardous Materials found in or released into the environment.

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part by any negligent act or omission of any kind by Lender, provided only that no Lender shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including the Company or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Lender" shall include each director, officer, agent, trustee, attorney, employee, representative and Affiliate of or for any Lender.

10.5.      Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto or thereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.6.      Notices. Any notices to be served pursuant hereto shall be deemed properly delivered if delivered personally, by United States certified or registered mail, postage prepaid, or by Federal Express or comparable overnight courier service fare prepaid, or by legible facsimile transmission, to set forth on its signature page hereto or to such other address as the Company may direct in writing and to each Lender at its address set forth on the Lenders Schedule or at such other address as such Lender may direct in writing. Such notices shall be deemed received the same day if delivered personally or by legible facsimile, three business days after delivery by certified or registered mail, and the next business day if delivered by overnight courier.

10.7.      Governing Law; Submission to Process. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Note. The Company hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law. In addition to the places of payment specified in the Notes, the Company and each Lender stipulate and agree that Tarrant County, Texas is an appropriate and acceptable venue for any state or federal court action concerning the Loan Documents.

10.8.      Construction. This Agreement shall not be construed more strictly against any Lender than against the Company or any other Lender merely by virtue of the fact that the same has been prepared by counsel for any Lender, it being recognized that both the Company and the Lenders have contributed substantially and materially to the preparation of this Agreement.

10.9.      Captions. The captions of various articles herein are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

10.10.      Potential Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms) or between such terms and the terms of the Notes, the terms of this Agreement shall govern and prevail. The whole or partial invalidity, illegality or unenforceability of any provision hereof or the Notes at any time, whether pursuant to the terms of then applicable law or otherwise, shall not affect:

      (a)      in the instance of partial invalidity, illegality or unenforceability, the validity, legality or enforceability of such provision at such time except to the extent of such partial invalidity, illegality or unenforceability; or

      (b)      the validity, legality or enforceability of such provision at any other time or of any other provision hereof at that or any other time.

10.11.      Interpretation. All words herein which are expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

10.12.      Agreement Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Lenders, their respective successors, permitted assigns, grantees and legal representatives. The Company may not assign any of its rights or delegate any of its duties under this Agreement, Notes or any other Loan Documents.

10.13.      Limitation on Interest. The Lenders and the Company and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Company nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If maturity of any Obligation is accelerated for any reason,  any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender's or such holder's option, promptly returned to the Company or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the Lenders and the Company (and any other payors thereof) shall to the greatest extent permitted under applicable law, characterize any non-principal payment as an expense, fee or premium rather than as interest, exclude voluntary prepayments and the effects thereof, and  amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the "Texas Finance Code") as amended, for that day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this section the term "applicable law" means the laws of the State of Texas or the Laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

10.14.      Credit Decisions; Exculpation. Each Lender acknowledges that it has, independently and without reliance upon any other Lender, made its own analysis of the Company and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents. Nothing in the Loan Documents shall be construed to constitute any Lender a trustee or other fiduciary for any other Lender or participant. Each Lender acknowledges that Majority Lenders may take such actions and exercise such powers that are granted to Majority Lenders in the Loan Documents without notice to the other Lenders. Each Lender, its directors, officers, agents, attorneys and employees shall not be liable to any other Lender for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND AND ANY CLAIM ARISING UNDER A THEORY OF STRICT LIABILITY, except that each shall be liable for its own gross negligence or willful misconduct.

10.15.      Waiver of Jury Trial, Punitive Damages. The Company and each Lender hereby knowingly, voluntarily, intentionally, and irrevocably waives, to the maximum extent not prohibited by Law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Loan Documents or any transaction contemplated thereby or associated therewith, before or after maturity;  waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any such litigation any "Special Damages", as defined below,  certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and  acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section. As used in this section, "Special Damages" includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

10.16.      Attorney Representation. Each party hereto understands and agrees that (i) Akin, Gump, Strauss, Hauer & Feld, L.L.P. represents the Company and (ii) Thompson & Knight L.L.P. represents Goff Moore Strategic Partners, L.P. and GAINSCO, Inc. only. Furthermore, each party hereto hereby acknowledges that (i) such party has either consulted with or had the opportunity to consult with independent legal counsel regarding the transactions contemplated in this Agreement and in the other Loan Documents and (ii) such party and its legal counsel (if applicable) have had a chance to review this Agreement and the other Loan Documents.

[Balance of Page is Intentionally Left Blank]

     IN WITNESS OF THE FOREGOING, the Company and each Lender have executed or caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BORROWER:
HISPANIC TELEVISION NETWORK, INC.

By:	______________________________ Franklin Byrd Chief Financial Officer and Secretary

Address: Hispanic Television Network, Inc. 6125 Airport Freeway, Suite 200 Fort Worth, Texas 76117 Attention: Marco Camacho

LENDERS:
GOFF MOORE STRATEGIC PARTNERS, L.P.

By:	GMSP Operating Partners, L.P., its general partner
By:	GMSP, L.L.C.
By:	______________________________
Name: Title:

GAINSCO, INC.
By:	______________________________
Name: Title:

______________________________________ Gregory T. Buchholz

ICEBERG VENTURES
By:	______________________________
Name: Title:

______________________________________ Gregory Fischer

______________________________________ Joseph Cusimano, IRA

______________________________________ Dan Canale

______________________________________ Ted Anderson

______________________________________ Keith B. Ohnmeis

______________________________________ Richard Chamberlain

______________________________________ Alges Strikas

______________________________________ James Ryffel

______________________________________ Robert Dow

______________________________________ Jane Rimer

______________________________________ Scott Hollman

______________________________________ J. Luther King, Jr.

______________________________________ Brent Clum

______________________________________ Paul Greenwell

______________________________________ David Dowler

SUMMIT PARTNERS
By:	______________________________
Name: Title:

PRIVATE EQUITY PARTNERS I, L.P.
By:	______________________________
Name: Title:

______________________________________ Scott M. Kleberg

______________________________________ Robert Holt

______________________________________ Jim Orser

SCHEDULE I

LENDERS SCHEDULE
Name and Address	Amount

Gregory T. Bucholz c/o fob.com, Inc. 321 North Clark, Suite 310 Chicago, IL 60610	$300,000
Iceberg Ventures 13400 U.S. Highway 42, Suite 290 Prospect, KY 40059	$250,000
Joseph Cusimano 132 East Delaware Place Apt. 6105 Chicago, IL 60611	$250,000
James Ryffel c/o Woodcrest Capital 3113 South University Drive Suite 600 Fort Worth, Texas 76109	$250,000
Robert Dow P.O. Box 150665 Fort Worth, Texas 76108	$400,000
Jane Rimer 4230 Park Lane Dallas, Texas 76126	$100,000
Keith B. Ohnmeis P.O. Box 370 Wilson, WY 83014	$100,000
Dan Canale 1505 Old Hillsboro Road Franklin, TN 37069	$200,000
Ted Anderson c/o Kilgore & Kilgore 3131 McKinney Ave., Suite 700 Dallas, Texas 75204	$100,000
David Chamberlain P.O. Box 7926 Aspen, Colorado 81612	$250,000
Alges Strikas 4900 Sears Tower Chicago, Illinois 60606	$200,000
Scot Hollman 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$200,000
J. Luther King Jr. 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$50,000
Brent Clum 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$200,000
Paul Greenwell 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$100,000
David Dowler 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$100,000
Summit Partners 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$100,000
Private Equity Partners I, L.P. 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$80,000
Scott M. Kelberg 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$20,000
Robert Holt 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$200,000
Jim Orser 301 Commerce Street Suite 1600 Fort Worth, Texas 76102	$25,000
Goff Moore Strategic Partners, L.P. 777 Main Street, Suite 2250 Fort Worth, Texas 76102	$2,500,001
GAINSCO, Inc. c/o Goff Moore Strategic Partners, L.P. 777 Main Street, Suite 2250 Fort Worth, Texas 76102	$2,500,000

SCHEDULE II

SECURITY SCHEDULE
1.	Security Agreement of even date herewith executed by the Company in favor of Lenders, covering all personal property of the Company (the "Security Agreement").
2.

UCC-1 Financing Statement naming the Company as debtor and Lenders as secured party, covering all personal property of the Company, to be filed with the Secretary of States of Texas, Delaware, Oklahoma, and Arizona.

3.	Pledge Agreement of even date herewith executed by the Company in favor of Lenders, pledging to Lenders certain stock of the Company's Subsidiaries.
4.	UCC-1 Financing Statements naming the company as debtor and Lenders as secured party, covering the stock of the Company's Subsidiaries, to be filed with the Secretary of States of Texas and Delaware.
5.

Deed of Trust, Security Agreement with Assignment of Rents and Fixture Filing of even date herewith executed by the Company in favor of Lenders, pledging to Lenders a security interest in certain real property located in Tarrant County, Texas.

6.

UCC-1 Financing Statements naming the Company as debtor and Lenders as secured party, covering certain real estate located in Tarrant County, Texas, to be filed with the Secretary of State of Texas and the county clerk of Tarrant County, Texas.

EXHIBIT A

PROMISSORY NOTE
$____________	July 25, 2000

     FOR VALUE RECEIVED, the undersigned, Hispanic Television Network, Inc., a Delaware corporation ("Borrower"), hereby promises to pay to the order of ________________________ ("Payee"), in lawful money of the United States of America in immediately available funds, the principal sum of _________ Dollars ($_____________), or, if greater or less, the aggregate unpaid principal amount of the Loan made under this Note by Payee to Borrower pursuant to the terms of the Loan Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of ___________________________ at ____________ [insert street address] __________, ________ or at such other place within ___________ County, _________, as from time to time may be designated by the holder of this Note.

     All principal and interest on the outstanding principal balance shall be payable at the expiration of the first to occur of the following: (a) January 31, 2001; (b) the closing by Borrower of a public offering or offerings (whether debt or equity or a combination) raising in the aggregate at least $35,000,000 of gross proceeds (i.e. prior to the payment of underwriting expenses and commissions) to Borrower; and (c) the closing of a private placement or placements (whether debt or equity or a combination) whereby Borrower receives gross proceeds of at least $35,000,000 in the aggregate (i.e. prior to the payment of sales expenses and commissions). The principal amount of the Loan (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the rate of twelve percent (12.0%) per annum, calculated on the basis of actual days elapsed and a year of 360 days. All past due principal of and interest on this Note shall bear interest on each day outstanding at the rate of fifteen percent (15.0%) per annum, calculated on the basis of actual days elapsed and a year of 360 days, and such interest shall be due and payable daily as it accrues.

     Borrower shall have the right to prepay, without premium or penalty, at any time, any part or all of the indebtedness evidenced by this Note upon five (5) days advance notice to Payee. Any prepayment shall include interest accrued to the date of such prepayment, and all prepayments of principal shall be applied first against accrued interest and then principal.

     This Note (a) is issued and delivered under that certain Loan Agreement of even date herewith among Borrower and Lenders (as defined therein; including Payee) (herein, as from time to time supplemented, amended or restated, called the "Loan Agreement"), and is a "Note" as defined therein, (b) is subject to the terms and provisions of the Loan Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Loan Agreement). Payments on this Note shall be made and applied as provided herein and in the Loan Agreement. Reference is hereby made to the Loan Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

     All remedies afforded by law shall be cumulative, and all shall be available to Payee at all times until this Note has been paid and performed in full. No delay or omission of Payee to exercise any right or power under this Note shall impair such right or power or be construed to be a waiver of any Default or Event of Default or acquiescence therein, and any single or partial exercise of any such right or power shall not preclude any other or further exercise thereof or the exercise of any other right or power, and no waiver whatsoever shall be valid unless it is in a writing signed by Payee and then only to the extent specifically set forth in such writing.

     The terms and provisions of this Note shall inure to the benefit of any assignee, transferee, or holder of this Note, and in the event of such transfer or assignment, each of the rights, powers, privileges and benefits conferred upon Payee by this Note shall automatically be vested in such transferee, assignee, or holder.

     The terms and provisions of this Note shall be binding upon Borrower and its successors, assigns, and transferees, but any such assignment or transfer shall not relieve Borrower of its obligations under this Note.

     The invalidity or unenforceability of any of the provisions of this Note shall not affect the validity or enforceability of the remainder hereof.

     If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

     Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

     Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Loan Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the "Texas Finance Code") as amended, for that day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code and shall be used in this Note for calculating the Maximum Rate and for all other purposes. The term "applicable law" as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

          This Note and the rights and duties of the parties hereto shall be governed by the laws of the State of Texas (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal law.

BORROWER:
HISPANIC TELEVISION NETWORK, INC.

By:	________________________
Its:	________________________

EXHIBIT B

CERTIFICATE ACCOMPANYING
FINANCIAL STATEMENTS

     Reference is made to that certain Credit Agreement dated as of July __, 2000 (as from time to time amended, the "Agreement"), by and among Hispanic Television Network, Inc. (the "Company") and certain lenders named therein and listed on Schedule 1 hereto ("Lenders"), which Agreement is in full force and effect on the date hereof. Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

     This Certificate is furnished pursuant to Section 5.8 of the Agreement. Together herewith the Company is furnishing to each Lender the Company's *[audited/unaudited] financial statements (the "Financial Statements") as at ____________ (the "Reporting Date"). The Company hereby represents, warrants, and acknowledges to each Lender that:

1.	the officer of the Company signing this instrument is the duly elected, qualified and acting ____________ of the Company and as such is the Company's chief financial officer;
2.	the Financial Statements are accurate and complete and satisfy the requirements of the Agreement;
3.

on the Reporting Date the Company was, and on the date hereof the Company is, in full compliance with the disclosure requirements of Section 5.11 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s) ____________ of the Agreement, which *[is/are] more fully described on a schedule attached hereto].

4.

*[Unless otherwise disclosed on a schedule attached hereto,] The representations and warranties of the Company set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Agreement), with the same effect as though such representations and warranties had been made on and as of the date hereof.

The officer of the Company signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his opinion necessary to enable him to express an informed opinion with respect to the above representations, warranties and acknowledgments of the Company and, to the best of his knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

HISPANIC TELEVISION NETWORK, INC.

By:	____________________________________ Franklin Byrd Chief Financial Officer and Secretary

EXHIBIT C

WARRANT AGREEMENT

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT